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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                 OFFICEMAX, INC.

                                       AND

                                  MICHAEL FEUER

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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 19th day of June, 2003, between OFFICEMAX, INC., an Ohio corporation (the "Company"), and MICHAEL FEUER ("Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement entered into as of January 3, 2000 (the "Prior Employment Agreement"); and

                  WHEREAS, the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of the Company has approved and recommended the amendment of the Prior Employment Agreement as hereinafter set forth; and

                  WHEREAS, the Compensation Committee approved the execution and delivery of this Agreement by the Company at a meeting on June 19, 2003,

                  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

                  1.       Employment.

                           (a)      The Company hereby employs Executive as its
Chairman of the Board and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein.

                           (b)      During the term of this Agreement and any
renewal hereof (all references herein to the term of this Agreement shall include references to the period of renewal hereof, if any), Executive shall be and have the titles, duties and authority of the Chairman of the Board and Chief Executive Officer of the Company and shall devote his entire business time and

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all reasonable efforts to his employment and perform diligently such duties as are customarily performed by the chairman of the board, president and chief executive officer of a company the size and structure of the Company, together with such other duties as may be reasonably requested from time to time by the Board, which duties shall be consistent with his position as set forth above and as provided in Paragraph 2.

                           (c)      Executive shall not, without the prior
written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with his full-time employment hereunder, Executive may attend to outside investments, serve as a director of a corporation which does not compete with the Company (as provided in Paragraph 10), and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations.

                  2.       Term and Positions.

                           (a)      Subject to the provisions for renewal and
termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall continue for five (5) years thereafter. Such term shall automatically be extended for one additional day as of the end of the first day of the term hereof and as of the end of each succeeding day thereafter, unless the Agreement is terminated as provided in Paragraph 8.

                           (b)      Executive, without any compensation in
addition to that which is specifically provided in this Agreement, shall serve, and shall be entitled and have the right to serve, as a member of the Board, Chairman of the Board, President and Chief Executive Officer

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of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by Executive (i) Executive shall not be required to report to any single individual and shall report only to the Board as an entire body, (ii) no individual shall be elected or appointed as Chairman of the Board, President or Chief Executive Officer of the Company, (iii) the highest levels of Vice-Presidents and other executive officers of the Company shall report to no individual other than Executive, and (iv) no individual or group of individuals (including a committee established or other designee appointed by the Board) shall have any authority over or equal to the authority of Executive in his role as Chairman of the Board, President and Chief Executive Officer (except that the Compensation Committee shall continue to have such powers as may be required to maintain the compliance of the Company's benefit plans under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), and neither the Company, the Board, nor any member of the Board shall take any action which will or could have the effect of, or appear to have the effect of, giving such authority to any such individual or group. For service as a director, officer and employee of the Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the corporate charter, code of regulations, by-laws and other policies and procedures of the Company.

                           (c)      If:

                                    (i)      the Company materially changes
         Executive's duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without his consent (including, without limitation, by violating any of the provisions of clauses (i), (ii), (iii) and (iv) of Paragraph 2(b)); or

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                                    (ii)     Executive's place of employment or
         the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Cleveland, Ohio; or

                                    (iii)    there occurs a material breach by
         the Company of any of its obligations under this Agreement, which breach has not been cured in all material respects within ten (10) days after Executive gives notice thereof to the Company; or

                                    (iv)     there occurs a "Change in Control"
         (as hereinafter defined) of the Company,

then in any such event, Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination by Executive of such employment or of this Agreement but rather a discharge of Executive by the Company without "Cause" (as hereinafter defined). Executive may exercise that right at any time within ninety (90) days after the date on which the applicable event has occurred (the event, for purposes of clause (iii), above, consisting of the lapsing of the last day of the cure period referred to therein).

                           (d)      Executive shall be deemed not to have
consented to any material change in his duties and responsibilities unless he shall give written notice of his consent thereto to the Board within ninety (90) days after receipt of a written proposal setting forth such change. If Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to Executive given within ten (10) days after the end of said ninety (90) day period.

                           (e)      The term "Change in Control" means the first
to occur of the following events:

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                                    (i)      any person or group of commonly
         controlled persons owns or controls, directly or indirectly, thirty percent (30%) or more of the voting control or value of the capital stock of the Company; or

                                    (ii)     consummation of a merger or
         consolidation of the Company or a direct or indirect wholly owned subsidiary thereof with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of thirty percent (30%) or more of the voting control or value of the capital stock of the Company, or approval by the Company's shareholders of an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or approval by the Company's shareholders of a fundamental alteration in the nature of the Company's business.

                  3.       Compensation.

                           (a)      For all services he may render to the
Company during the term of this Agreement, the Company shall pay to Executive the following:

                                    (i)      for the period beginning on the
         date hereof and ending January 24, 2004, salary equal to an annual salary of One Million Dollars ($1,000,000) multiplied by the ratio of the number of days in the period beginning on the date hereof and ending on January 24, 2004 to the total number of days in the current Fiscal Year (as hereinafter defined);

                                    (ii)     for the Fiscal Year beginning on
         January 25, 2004, and for each Fiscal Year thereafter during the term of this Agreement, salary as determined by the Compensation Committee, which in no event shall be less than the annual salary that

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         was payable by the Company to Executive under this Paragraph 3(a) for the immediately preceding Fiscal Year; and

                                    (iii)    notwithstanding the foregoing, at
         any time and from time to time during the term of this Agreement, the Compensation Committee may increase (but not decrease) Executive's annual salary.

Salary payable by the Company to Executive under this Paragraph 3(a) shall be payable in those installments customarily used in payment of salaries to the Company's executives (but in no event less frequently than monthly). The term "Fiscal Year" means the period beginning on the day after the Saturday immediately preceding the last Wednesday in January of one year and ending on the Saturday immediately preceding the last Wednesday in January of the immediately following year.

                           (b)      In addition to the salary provided in
Paragraph 3(a), the Company shall pay to Executive bonus compensation (i) under the OfficeMax, Inc. Annual Incentive Bonus Plan, or (ii) if such plan ceases to be in effect in substantially the same form as in effect on the date of this Agreement, at least annually in respect of each Fiscal Year not later than ninety (90) days after the close of each Fiscal Year as determined by the Compensation Committee and based on the performance of the Company (which shall be based on criteria no less favorable to Executive than criteria used by the Compensation Committee to determine bonus compensation for other senior executives of the Company).

                  4. Salary and Bonus; Payment in the Event of Death. In the event of Executive's death during the term of this Agreement:

                           (a)      The Company shall pay to Executive a pro
rata portion of the bonus applicable to the Fiscal Year in which such death occurs, as such bonus is determined

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under Paragraph 3(b). Such pro rata portion shall be determined by multiplying the amount, if any, of bonus that would have been payable pursuant to such Paragraph 3(b) if Executive had remained employed under this Agreement for the entire applicable Fiscal Year and achieved 100% of Executive's personal goals for the fiscal year by a fraction (the "Partial Year Fraction"), the numerator of which is the number of days in the applicable Fiscal Year elapsed prior to the date of death and the denominator of which is three hundred sixty-five
(365).

                           (b)      The pro rata portion of the bonus described
in Paragraph 4(a) shall be paid when and as provided in Paragraph 3(b).

                           (c)      Except as otherwise provided in Paragraphs
4(a), 5, 6 and 7, Executive's employment hereunder shall terminate and Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death.

                  5.       Options to Acquire Common Shares; Certain Other
Payments.

                           (a)      The Company has granted to Executive under
the Prior Employment Agreement and pursuant to Stock Option Agreements executed prior to the date hereof options (all of which, together with any additional options hereafter granted under the Plan (defined below) are referred to as the "Options") to purchase common shares of the Company, without par value ("Shares"), under the OfficeMax, Inc. Equity-Based Award Plan as in effect on the date of this Agreement (the "Plan", the terms in this Paragraph 5 having the same meaning as under the Plan, unless otherwise defined in this Agreement).

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                           (b)      The Compensation Committee has determined
that the following provisions shall apply to the grant of the Options, in addition to or in substitution for the provisions of the Plan:

                                    (i)      In the event of the cessation of
         Executive's employment with the Company for Cause prior to the end of the term of this Agreement (subject to the provisions of Paragraph 2(c)), any unexercised Options shall terminate and be of no further force or effect simultaneously with such cessation; otherwise, the Options and Executive's right to exercise the Options shall not be affected by the cessation of his employment with the Company for any reason except as expressly provided in this Agreement or in the Plan.

                                    (ii)     In the event of the cessation of
         Executive's employment with the Company for any reason other than (A) Cause or (B) Executive's death, in addition to any other Options which Executive is then entitled to exercise hereunder, prior to any of the dates referred to in Paragraph 5(b)(i) Executive shall be entitled to exercise all of the Options (whether or not vested). In the event of the cessation of Executive's employment with the Company as a result of his death, in addition to any other Options which Executive is then entitled to exercise hereunder, prior to any of the dates referred to in Paragraph 5(b)(i), Executive shall be entitled to exercise a number of Options equal to the additional number he would have been eligible to exercise on the next date described in Paragraph 5(b)(i) after Executive's death multiplied by the Partial Year Fraction in respect of the Fiscal Year in which such death occurred.

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                                    (iii)    In the event of and in connection
         with any Change in Control, all of the Options (whether or not vested) shall be fully and immediately exercisable by Executive, notwithstanding the terms of Paragraph 5(b)(i).

                                    (iv)     Notwithstanding the provisions of
         Paragraph 5(b)(i) or of any Stock Option Agreement between the Company and Executive relating to the period during which Options may be exercised, if one of the events described in Paragraphs 5(b)(iii) or 5(b) (iv) occurs, thereby accelerating any dates under Paragraph 5(b)
         (i) on which Options first may be exercised, all of the Options shall expire on the date which is three (3) years after the date of such event, and shall not be exercisable thereafter.

                           (c)      If the Plan is altered, amended, suspended
or discontinued as provided in Section 11 thereof in a manner that could have the effect of denying Executive the benefits of the Options as granted under the Plan as in effect on the date hereof, subject to the provisions of this Agreement, the terms of the Plan as in effect on the date hereof shall be deemed to be incorporated into and thereby become obligations of the Company under this Agreement, notwithstanding such alteration, suspension or discontinuation of the Plan.

                           (d)      If all or any portion of the amounts payable
to Executive under this Agreement or otherwise, including without limitation the amounts payable under this Paragraph 5(d), the issuance of Shares and the amounts payable under Paragraph 8(d), constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable shall be increased to the extent necessary to place Executive in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to Executive under this

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Agreement or any other payment that Executive may receive from the Company or its affiliates. Such incremental payment shall be made promptly after the amount has been determined and in any event no later than five (5) business days before such excise or other similar tax or assessment is due. If it subsequently is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment, or otherwise) that the amount of such excise or other similar taxes or assessments payable by Executive is greater than the amount initially so determined, then the Company shall pay Executive an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Executive for any income, excise or other tax assessment payable by Executive with respect to the amounts specified in (i) and
(ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Paragraph 5(d). Payment thereof shall be made within five (5) business days after the date upon which such subsequent determination is made. All calculations required under this Section 5(d) shall be made by the independent accounting firm that served as the Company's independent accountants immediately prior to the Change in Control or by such other independent accountants selected by Executive, the expense of which shall be borne by the Company.

                  6. Retirement Benefits. Executive shall participate in all retirement and other benefit plans of the Company (both qualified and nonqualified) generally available to classifications of employees of the Company of which Executive is a member and for which Executive qualifies under the terms thereof (and nothing in this Agreement shall or shall be deemed to in any way adversely affect Executive's right and benefits thereunder).

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                  7.       Life Insurance and Other Benefits.

                           (a)      The Company shall provide to Executive and
his spouse and dependents the life, health and dental insurance coverage described on Annex A to this Agreement.

                           (b)      The Company shall provide Executive with a
monthly automobile allowance which shall not be less than the monthly automobile allowance for Executive in effect on the date hereof, adjusted annually to reflect inflation as measured by changes in the Consumer Price Index or other comparable index.

                           (c)      Executive shall be entitled to such periods
of vacation and sick leave allowance each year determined by Executive in his reasonable and good faith discretion, which in any event shall be not less than as provided under the Company's vacation and sick leave policy for executive officers.

                           (d)      Executive shall be entitled to participate
in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

                           (e)      The Company shall provide Executive with tax
and financial advisory and tax return preparation services at an annual cost to the Company not to exceed ten thousand dollars ($10,000), adjusted annually to reflect inflation as measured by changes in the Consumer Price Index or other comparable index.

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                  8.       Termination.

                           (a)      The employment of Executive under this
Agreement, and the term hereof, may be terminated by the Company:

                                    (i)      on death or Permanent Disability
         (as hereinafter defined) of Executive, or

                                    (ii)     for Cause at any time by action of
         the Board. For purposes hereof, the term "Cause" shall mean:

                                             (A)      Executive's fraud,
                  commission of a felony or of an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty, which act is or acts are materially inimical to the best interests of the Company, or Executive's willful and repeated failure to perform his duties under this Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to Executive;

                                            (B)      Executive's material breach
                  of any material provision of this Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to Executive;

                                            (C)      Executive's engagement as
                  an officer, director, employee or consultant of an entity in competition with the Company (as defined in Paragraph 10(b)); or

                                            (D)      Executive's direct or
                  indirect involvement as a shareholder, proprietor or partner of an entity in competition with the Company (as defined in Paragraph 10(b)); provided, however, that ownership of less than

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                  one percent (1%) of a class of publicly traded securities of an entity shall not be deemed to be a violation of the foregoing clause.

Any termination by reason of the foregoing shall not be in limitation of any other right or remedy the Company may have under this Agreement or otherwise. On any termination of this Agreement, Executive shall be deemed to have resigned from all offices and directorships held by Executive in the Company and in each of its subsidiaries and affiliates, as the case may be.

                           (b)      In the event of a termination claimed by the
Company to be for "Cause" pursuant to Paragraph 8(a)(ii), Executive shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In such event, Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the question of "Cause" shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration, and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, Executive shall continue to receive all compensation and benefits to which he is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate Executive's employment for Cause. Expenses of the arbitration shall be borne by the Company.

                           (c)      In the event of termination for death or
Cause, except as otherwise provided in Paragraphs 4, 5, 6 and 7, Executive shall be entitled to no further compensation or

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other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

                           (d)      In the event of (x) the termination of
Executive's employment with the Company by Executive within ninety (90) days after the occurrence of a Change in Control or (y) the termination of Executive's employment with the Company within two (2) years after the occurrence of a Change in Control either (I) by the Company for any reason other than death, Permanent Disability or for Cause or (II) by Executive pursuant to Paragraph 2(c)(i), (ii) or (iii), then the Term shall immediately terminate and Executive shall be entitled to the following benefits:

                                    (i)      a lump-sum payment in cash within
five (5) days following Executive's date of termination in an amount equal to five (5) times the sum of (A) the greater of (I) Executive's base salary in effect at the time of the Change in Control and (II) Executive's base salary in effect on Executive's date of termination of employment and (B) the greater of
(I) the highest bonus compensation paid or payable to Executive in respect of any of the three (3) Fiscal Years immediately preceding the Fiscal Year during which such termination occurs and (II) Executive's plan/target level bonus for the Fiscal Year in which Executive's date of termination occurs (without giving effect to any reductions in plan/target level bonus after the Change in Control);

                                    (ii)     a lump-sum payment in cash within
five (5) days following Executive's date of termination in an amount equal to Executive's plan/target level bonus for the Fiscal Year in which Executive's date of termination occurs (without giving effect to any reductions in plan/target level bonus after the Change in Control) multiplied by the Partial Year

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Fraction; provided that, if Executive is entitled to receive a retention/stay bonus in connection with a Change in Control that is payable with respect to the fiscal year in which Executive's date of termination occurs, Executive shall receive the greater of the applicable retention/stay bonus or the pro rata plan/target bonus provided herein, but Executive shall not be entitled to both the retention/stay bonus and the pro rata plan/target bonus provided herein; and

                                    (iv)     a lump-sum payment in cash within
five days following Executive's date of termination in an amount equal to the product of five (5) and the annual amount of tax and financial advisory and tax return preparation services made available to Executive under Paragraph 7(e) for the Fiscal Year in which Executive's date of termination occurs;

                                    (iv)     for a period of five (5) years
after Executive's date of termination, the Company shall (A) continue all benefits set forth on Annex A of this Agreement (other than the right to payroll deferrals under the Company's 401(k) Plan) on terms and with coverage levels no less favorable to Executive than those in effect immediately prior to the Change in Control; provided, however, that in lieu of the Company match that Executive would have been entitled to receive with respect to his contributions to any tax-qualified or non-qualified deferred compensation plan sponsored by the Company (collectively, the "Company's 401(k) Plan") and the auto allowance the Executive would have been entitled to receive during the five year period following his date of termination, Executive shall be entitled to receive a lump-sum payment in cash within five (5) days following the date of Executive's termination equal to the sum of (I) the total amount that Executive would have received under the Company's 401(k) Plan as a Company match if Executive was eligible to participate in the Company's 401(k) Plan for the five (5) year period after his date of termination, based on the

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assumption that Executive would have contributed the maximum amount eligible for a Company match under the Company's 401(k) Plan during such period and (II) the product of 60 and the monthly auto allowance made available to Executive by the Company immediately prior to the Change in Control and (B) provide to Executive office space, secretarial support and continuing use of private telephone numbers, facsimile numbers and e-mail addresses. The Company shall provide the items called for in clause (B) of the immediately preceding sentence at a place and on terms and conditions that Executive, in his sole and reasonable discretion, determines are commensurate with those available to Executive immediately prior to such termination; and

                                    (v)      full and immediate vesting of all
options, awards of restricted stock and any other equity or equity-based awards held by the Executive. All options held by the Executive will be exercisable for the applicable period specified in the relevant option agreement.

                           (e)      In the event of the termination by the
Company of Executive's employment with the Company for any reason other than for Cause or as a result of Executive's death or Permanent Disability, in addition to any other rights or remedies Executive may have against the Company as a result of such termination, (i) the Company shall continue for the remainder of the term of this Agreement then in effect to pay and provide to Executive all of the salary and bonus compensation and other rights and benefits provided for herein; provided, however, that such bonus compensation in respect of each Fiscal Year included within the payment period shall be equal to the highest bonus compensation paid or payable to Executive in respect of any of the three
(3) Fiscal Years immediately preceding the Fiscal Year during which such termination occurs; and (ii) the Company shall until the fifth anniversary of that termination provide to Executive office space, secretarial support and continuing use of private

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telephone numbers, facsimile numbers and e-mail addresses. The Company shall provide the items called for in clause (ii) of the immediately preceding sentence at a place and on terms and conditions that Executive, in his sole and reasonable discretion, determines are commensurate with those available to Executive immediately prior to that termination. Notwithstanding the foregoing, Executive shall not receive any of the payments or benefits described in this Paragraph 8(e) with respect to any termination of employment in connection with which Executive actually receives the payments and benefits described in Paragraph 8(d).

                           (f)      For purposes of this Agreement, Executive's
"Permanent Disability" shall be deemed to have occurred if Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement for one hundred eighty (180) consecutive days or for two hundred seventy (270) days in any consecutive twenty-four (24) month period. The date of Permanent Disability shall be such one hundred eightieth (180th) or two hundred seventieth (270th) day, as the case may be. In the event either the Company or Executive, after receipt of notice of Executive's Permanent Disability from the other, disputes Executive's Permanent Disability, Executive promptly shall submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred.

                  9. Reimbursement. The Company shall reimburse Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by Executive in connection with the Company's

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business. Executive shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 9 as the Company shall reasonably request.

                  10.      Covenants and Confidential Information.

                           (a)      During the term of this Agreement, including
any periods during which Executive is not providing services to the Company but is receiving payments or benefits hereunder (including the benefits provided under Paragraph 8(d), but not including payments under Paragraphs 5, 6 or 7), Executive shall not, directly or indirectly, do or suffer any of the following:

                                    (i)      Own, manage, control or participate
         in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the Company (as described in Paragraph 10(b)); provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

                                    (ii)     Employ, assist in employing, or
         otherwise associate in business with any senior executive of the Company who was so employed or retained at any time during the one (1) year period preceding the date on which Executive's employment with the Company ceases;

                                    (iii)    Induce any person who is a senior
         executive or officer of the Company to terminate said relationship; and

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                                    (iv)     Disclose, divulge, discuss, copy or
         otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company any confidential information or trade secrets of the Company, it being acknowledged by Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property.

                           (b)      For purposes of this Agreement, an entity
shall be deemed to be in competition with the Company if and only if more than twenty-five per cent (25%) of the gross revenues of such entity are derived from the business of selling office supplies, office furniture, computers, and such other products of the type as are sold at or from a majority of OfficeMax stores on the date of the termination of Executive's employment hereunder.

                           (c)      Executive expressly agrees and understands
that the remedy at law for any breach by him of this Paragraph 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive's violation of any legally enforceable provision of this Paragraph 10, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 10 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 10 which may be pursued or availed of by the Company.

                           (d)      Executive has carefully considered the
nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this

Paragraph 10, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

                  11. Withholding Taxes. Certain payments to Executive under this Agreement may be subject to withholding on account of federal, state and local taxes as required by law. Except with respect to income realized by Executive as described in Paragraph 5(d), if any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due Executive. Except with respect to income realized by Executive as described in Paragraph 5(d), in the event all cash payments due Executive are insufficient to provide the required amount of such withholding taxes, Executive, within five
(5) days of written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due Executive at the time such withholding is required to be made by the Company.

                  12. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

                  13. Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and successors and assigns.

                  14.      Enforcement of Rights; Arbitration.

                           (a)      If the Company terminates Executive's
employment with the Company other than for Cause or as a result of his death or Permanent Disability or Executive alleges that the Company otherwise has breached or the Company otherwise breaches this Agreement or any of its obligations hereunder, in order for Executive to enforce and continue to enjoy his rights hereunder, including without limitation the right to continue to receive compensation and other payments and benefits hereunder for the remainder of the term of this Agreement, Executive shall be under no duty to seek other employment or otherwise mitigate his damages as a result of such termination of employment or alleged breach or breach by the Company.

                           (b)      The Company shall indemnify and reimburse
Executive for his costs and expenses, including reasonable attorneys' fees, incurred in connection with enforcing his rights hereunder.

                           (c)      Any controversy or claim arising out of or
relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 14 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained in Paragraph 10 hereof.

                  15. Notices. Any notice to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: General Counsel, and if mailed to Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or Executive may hereafter designate in writing to the other.

                  16. Waiver. The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  17. Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  18. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

                  19. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

                  20. Miscellaneous. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

                  IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year first set forth above.

                                                       OFFICEMAX, INC.

                                                       By /s/ Ross H. Pollock
                                                          ----------------------
                                                          Ross H. Pollock
                                                          Secretary

                                                          /s/ Michael Feuer
                                                          ----------------------
                                                          Michael Feuer

                                     ANNEX A

                         Benefits Summary for Mr. Feuer

MEDICAL INSURANCE

OfficeMax offers a Section 125, self-insured medical plan to all full-time Associates after three months of service. The Plan maximum lifetime benefit is $1,000,000. The Plan is designed to pay in-network charges at 80%. Expenses for prescription drugs and preventive services are not subject to a deductible.

DENTAL INSURANCE

OfficeMax offers a Section 125, self-insured dental plan to all full-time Associates after six months of service. The annual maximum Plan benefit is $1,000. There is a schedule that is followed for preventive and restorative care.

LIFE INSURANCE

Through an insurance company, OfficeMax provides each full-time Associate with 1 1/2 times his or her salary in group, term-life insurance. Mr. Feuer holds the plan maximum limit of $500,000. The group life insurance policy has an Accidental Death and Dismemberment (AD&D) clause. An additional benefit (not to exceed $500,000) would be payable in the event of accidental loss of life/limb based on the policy's defined schedule. This policy remains in effect until age 70, then follows a benefit reduction schedule. In addition, OfficeMax carries a $500,000 term life insurance policy on Mr. Feuer's life, the benefits of which are payable to his estate.

SHORT-TERM DISABILITY

OfficeMax offers a Section 125, Short-Term Disability Plan to all full-time Associates after six months of service. The benefit (up to $1,000 per week) is payable for short-term disability leaves lasting up to 13 weeks. There is a seven-day waiting period before benefits are payable.

LONG-TERM DISABILITY

Through an insurance company, OfficeMax provides each full-time Associate with Long-Term disability benefits after three months of service. The benefits are payable after 90 days of disability at 60% of salary up to a monthly maximum of $10,000. Any such Long-Term disability benefits received by Mr. Feuer following the termination of his employment as a result of his Permanent Disability (as such term is defined in the Employment Agreement to which this Annex A is attached) will be credited against the Company's obligations to continue Mr. Feuer's salary and bonus compensation as a result of his Permanent Disability.

401(k) PLAN

OfficeMax offers a Section 401(k) Plan to all Associates after one year of service. Mr. Feuer is fully vested in his payroll deferrals to the Plan. The Plan offers a company match of 50% of the first 3% of compensation contributed by the Associate. The Plan is subject to non-discrimination rules which currently limit Mr. Feuer's maximum annual contribution below the annual maximum allowed under the IRC. The Company does not offer any other retirement plans.

AUTO ALLOWANCE

$1,000 per month